SECURITIES AND EXCHANGE COMMISSION
Washington, DC 10549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2007

INDEPENDENT BANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant’s telephone number,
including area code:
(616) 527-9450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement

        On January 8, 2007, Independent Bank, a wholly-owned subsidiary of the Registrant; Mepco Insurance Premium Financing, Inc., a wholly-owned subsidiary of Independent Bank (“Mepco”); and Mepco Acceptance Corp., a wholly-owned subsidiary of Mepco (“MAC”), entered into a First Amendment to Purchase and Sale Agreement (the “Amendment”) with Premium Financing Specialists, Inc. and Premium Financing Specialists of California, Inc. (collectively, “PFS”) to amend that certain Purchase and Sale Agreement (the “Agreement”) entered into among the parties on December 7, 2006.

        Pursuant to Agreement, PFS was to pay a premium of $13.4 million to $14.9 million on the purchase of the assets from Mepco and MAC. Pursuant to the Amendment, this premium has been reduced to $6.5 million to $8.0 million.

        The Registrant expects that the above referenced transaction will close on or about January 15, 2007. Further, as a result of the change in the premium being paid by PFS, the Registrant will record an after-tax loss in the fourth quarter of 2006 of $0.2 million to $0.5 million on the sale of its insurance premium finance business. The Registrant also will record a goodwill impairment charge of $2.4 million to $3.1 million (which is not tax deductible) in the fourth quarter of 2006 relating to the valuation of Mepco’s remaining business. In total, the Registrant’s intangible assets will be reduced by $6.8 million as a result of the goodwill impairment charge as well as the goodwill and other intangible assets associated with the Registrant’s insurance premium finance business being sold. Finally, the Registrant accrued approximately $1.1 million ($0.7 million after tax) in the fourth quarter of 2006 for estimated costs and expenses associated with the sale of its insurance premium finance business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 12, 2006	INDEPENDENT BANK CORPORATION (Registrant) By /s/ Robert N. Shuster —————————————— Robert N. Shuster Executive VP and CFO